UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF MINNESOTA

In re:

SPECTRASCIENCE, INC.,

                                                        Chapter 11 Case
                                 Debtor.                Case Number BKY 02-42904


                        ORDER AND NOTICE CONFIRMING PLAN
                        --------------------------------
                             AND FIXING TIME LIMITS
                             ----------------------

         The plan filed jointly by the Trustee and the Committee of Unsecured Creditors, its proponent, was transmitted to all creditors and other parties in interest. It has now been determined, after hearing on notice, that the requirements for confirmation set forth in 11 U.S.C. ss.1129 have been satisfied.

         IT IS THEREFORE ORDERED:

         1. CONFIRMATION OF PLAN. The plan filed jointly by the Trustee and the Committee of Unsecured Creditors dated May 12, 2004, is confirmed.

         2. PROFESSIONAL FEES AND OTHER ADMINISTRATIVE EXPENSES. All applications for award of compensation or expenses to a trustee, examiner, attorney or other professional person, and all other requests to order payment of an administrative expense, shall be made by motion under Local Rules 2016(b) or 3002-2(b), and shall be served and filed within 30 days after the date of this order.

         3. OBJECTIONS TO CLAIMS. All objections to proofs of claim shall be made by motion under Local Rule 3002-4, and shall be served and filed within 30 days after the date of this order, or 30 days after the claim was filed, whichever is later.

         4. OTHER PROCEEDINGS. All other motions, applications or complaints shall be filed within 60 days after the date of this order, except as otherwise provided in Title 11. Any time limit provided in this order may be extended or waived by the court for cause after notice and a hearing. Nothing in this order shall preclude any proceeding in another court with jurisdiction and within time limits otherwise applicable.

         5.   DISCOVERY.   Unless  the  parties   agree   otherwise  by  written
stipulation, Fed. R. Civ. P. 26(a)(1), (a)(2), (a)(3) and (t) do not apply.

         6. MAILING OF NOTICE. The clerk shall forthwith mail copies of this order, as notice of entry of this order and confirmation of the plan, to the entities specified in Local Rules 9013-3(2) and to all creditors and other parties in interest. The proponent of the plan shall forthwith mail copies of this order as notice thereof to all equity security holders of the debtor.


Dated: July 22, 2004.                             /e/Robert J. Kressel
                                                  United States Bankruptcy Judge


NOTICE OF ELECTRONIC ENTRY AND
FILING ORDER OR JUDGMENT
Filed and Docket Entry made on 07/22/04
Patrick G. De Wane, Clerk, By KK

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF MINNESOTA

In re:
                                                               Case No. 02-42904

         SpectraScience, Inc.
                                                               Chapter 11 Case
                  Debtor.

================================================================================

              JOINT PLAN OF REORGANIZATION OF SPECTRASCIENCE, INC.
                  BY THE TRUSTEE AND THE OFFICIAL COMMITTEE OF
                     UNSECURED CREDITORS DATED MAY 12, 2004

================================================================================

         Timothy D. Moratzka ("Trustee"), the court appointed trustee of the Chapter 11 bankruptcy estate of SpectraScience, Inc. ("Debtor") and the Official Committee of Unsecured Creditors ("Committee") jointly propose the following plan of reorganization pursuant to the provisions of Chapter 11 of the Bankruptcy Code.

                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Plan, the terms used in the plan and disclosure statement shall have the meanings given in the Bankruptcy Code unless the context otherwise requires. For this case, the following terms have the specific meaning provided below:

         "ADMINISTRATIVE EXPENSE CLAIM" means any Claim under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without Imitation, any actual and necessary expenses of preserving the assets of the Debtor in Possession, any actual and necessary expenses of operating the business of the Debtor in Possession, all compensation and reimbursement of expenses allowed by the Bankruptcy Court under sections 330 or 503 of the Bankruptcy Code, and any fees and charges assessed against the Debtor in Possession under section 1930 of chapter 123 of title 28 of the United States Code.

         "ALLOWED" means a claim or interest, proof of which is filed under 11 U.S.C. ss.501. A claim is deemed filed under 11 U.S.C. ss.501 for any claim or interest, which has been or hereafter is listed by the Debtor in Possession on the Schedules as liquidated in amount and not disputed or contingent and, in either case, as to which no objection to allowance has been interposed, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder. Unless otherwise specified in this Plan or by order of the Bankruptcy Court, "Allowed Claim" shall not, for purposes of computation of distributions under this Plan, include interest on such Claim from and after the Commencement Date. Further, "Allowed Claim" shall not include any portion of a Claim that is a Disputed Claim.

         "BANKRUPTCY CODE" means Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

         "BANKRUPTCY COURT" means the United States District Court for the District of Minnesota having jurisdiction over the Chapter 11 Case and, to the extent of the reference of the Chapter 11 Case pursuant to 28 U.S.C. ss.157(a), the United States Bankruptcy Court for the District of Minnesota.

         "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Case, including the local rules of the Bankruptcy Court for the District of Minnesota.

         "CONVERSION DATE" means the date on which the case was converted from a case under Chapter 7 to a case under Chapter 11 and in this case said date was February 5, 2003.

         "COMMITTEE" means the statutory Committee of Unsecured Creditors of the Debtor appointed by the United States Trustee.

         "DEBTOR" means SpectraScience, Inc.

         "EFFECTIVE DATE" means the first business day following thirty (30) days after the date that the order confirming this Plan is entered assuming no appeal or motion for rehearing or relief has been filed within that ten day period and is still pending.

         "FILING DATE" means September 13, 2002.

         "LICENSES" shall mean those exclusive licenses described as follows: a License for Medical Forceps Jaw Assembly (U.S. Patent Number 5,820,630), a License for Methylene Blue & Toluidene Blue Mediated Flourescence Diagnosis of Cancer (U.S. Patent Number 6,083,487), and a License for Optical Biopsy Forceps and Method of Diagnosing Tissue through Massachusetts General Hospital (U.S. Patent Number 5,843,000)

         "NOTEHOLDERS" means those creditors holding convertible notes from the Debtor that were issued pursuant to the terms of that certain Convertible Note and Warrant Purchase Agreement, dated July 12, 2002, and as those creditors are identified in Debtor's Schedule F.

         "RECORD DATE" means March 31, 2004.

         "REORGANIZED DEBTOR" means the Debtor after confirmation of the Plan.

         "SA" means Spectra Acquisition, LLC.

                                   ARTICLE II
                     CLASSIFICATION AND TREATMENT OF CLAIMS

         The claims shall be classified (with some claims not being classified) and the claims shall be treated, all as provided for herein.

A.       TREATMENT OF UNCLASSIFIED PRIORITY CLAIMS.

         Allowed pre-petition priority claims that are not classified, and any claims arising from assumed or assumed and assigned executory contracts shall be treated as follows:

         1.       PRE-PETITION PRIORITY GOVERNMENTAL CLAIMS

         Section 507 of the Bankruptcy Code specifies the various claims having priority status. Section 507(a)(8) specifies the claims of governmental units that have priority. Section 507(a)(8) claims are not classified herein as required by ss.1123(a)(1) of the Bankruptcy Code.

         The Trustee and the Committee do not believe the Debtor owes any governmental units any claims that have priority pursuant to Section 507(a)(8).

         Any allowed priority claims pursuant to Section 507(a)(8) shall be paid, in the full amount of the allowed priority claim either on the Effective Date or over five years with interest on the outstanding balance of the allowed claim at the rate provided for in 26 U.S.C. ss.6621(b), with such interest accruing from and after the Effective Date. Said amount shall be paid in periodic equal installments so that the claims are paid in full within six years of the date that the claim was assessed.

         2.       ADMINISTRATIVE EXPENSES

         During the pendency of the Chapter 11 reorganization case, certain administrative expenses were incurred. The expenses and this Plan's provision for payment are detailed below.

         a.       Section 326 Claim for Trustee Compensation.
                  ------------------------------------------

         Compensation and reimbursement of expenses of the Chapter 7 Trustee and of the Chapter 11 Trustee allowed pursuant to Section 326 shall be paid in cash in full on the Effective Date.

         b.       Professional Fees.
                  -----------------

         Allowed fees and costs of the professionals that have been employed in the course of this Chapter 11 case, either by the Trustee or by any appointed Committees shall be paid in full in cash on the Effective Date, or as soon as practicable thereafter, or on such other date as the Court may fix, or in the ordinary course of the business of the Debtor, or upon such other terms as may be agreed upon by the professional and the Trustee and/or the Reorganized Debtor.

         c.       U.S. Trustee Fees.
                  -----------------

         Fees payable to the U.S. Trustee under 28 U.S.C. ss.1930 shall be paid in full on the Effective Date and thereafter as and when due until the Chapter 11 case is closed, dismissed or converted. After confirmation, the Trustee or Reorganized Debtor shall submit periodic operating reports to the United States Trustee each period (or portion thereof) as required by the U.S. Trustee until the Chapter 11 case is closed, dismissed or converted. Such report shall be in the format prescribed by the United States Trustee.

         d.       Other Administrative Expense Claims.
                  -----------------------------------

                  Filed proofs of claim(s) for administrative expense.

                  Allowed administrative expense claims shall be paid in full in cash on the later of (i) the Effective Date; or (ii) within 14 days of the date of the order allowing the claim, provided the order is not appealed.

         e.       Post Petition Taxes.
                  -------------------

                  Any allowed claim for post petition taxes shall be paid in full in cash on the Effective Date of the Plan, or as otherwise agreed to between the Trustee and the taxing authority.

         f.       Unpaid Post Petition Claims.
                  ---------------------------

                  The Trustee shall pay claims incurred in the ordinary course of the operation of the Debtor's business and administration of the estate as such claims become due, as agreed between each claimant and the Trustee, or otherwise in the ordinary course of the Trustee's administration of the estate.

         g.       Executory Contracts or Unexpired Leases.
                  ---------------------------------------

                  All executory contracts are rejected and treated under Article IV below. All licenses are assumed by the Reorganized Debtor.

B.       CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

         The Trustee and the Committee classify the following claims and interests for voting, confirmation and provide for the treatment of each of the classes as described below.

         CLASS 1- GENERAL UNSECUREDS

         Class 1 consists of all allowed general unsecured claims not entitled to priority. Class 1 will also be referred to as the "CLASS OF UNSECURED CREDITORS." Class 1 includes trade creditors, non-priority employee claims and any lease rejection damage claims. Class 1 is impaired and entitled to vote.

         The allowed claims of Class 1 Members shall be paid a 10% dividend in cash on the Effective Date.

         CLASS 2 - NOTEHOLDERS

         Class 2 consists of the allowed claims of creditors holding a Convertible Promissory Note issued pursuant to that certain Convertible Note and Warrant Purchase Agreement, dated July 12, 2002 ("NOTEHOLDERS" or "CLASS 2 MEMBERS").

         Claim of a Class 2 Member shall be converted to equity pursuant to the following terms: For every ten cents ($0.10) of the Claim the Reorganized Debtor shall issue one share of common stock in the Reorganized Debtor. The Convertible Notes shall be surrendered prior to delivery of the stock.

         The shares of stock to be issued to Members of Class 2 shall not exceed 5,565,000 shares of stock. Class 2 is impaired and entitled to vote to accept or reject the Plan.

         CLASS 3 - PRIORITY CLAIMS OTHER THAN SS.507(A)(1), (A)(2) AND (A)(8) CLAIMS

         This class consists of asserted priority claims other than claims arising under Section 507(a)(1), (a)(2) and/or (a)(8) of the Bankruptcy Code.

         The allowed priority claims shall be paid in full in cash on the Effective Date, except in the case of the claim of Mr. Sievert whose claim is treated in Class 4. Class 3 is not impaired, is deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         CLASS 4 - CHESTER E. SIEVERT, JR.

         Sievert ("Class 4 Member") has filed three claims totaling over $330,000. The Trustee and Committee dispute these claims. Since SA wishes to engage Sievert as a consultant post-confirmation, it supports payment of this claim from proceeds of the Rights Offering, described below in Class 5.

         Sievert shall be issued 600,000 Shares of Common Stock of the Reorganized Debtor valued at $0.10 per share in full satisfaction of his claims asserted in this case. Chester E. Sievert shall retain any pre-petition equity interest under terms of Class 5 below.

         Class 4 is impaired and is entitled to vote to accept or reject the Plan.

         CLASS 5 - EQUITY INTERESTS

         All of the shares of stock issued and outstanding as of the Record Date shall remain in place and the shareholders holding shares of stock in the Debtor as of the Filing Date or their transferees or assignees shall be shareholders of the Reorganized Debtor.

         The shareholders holding shares of stock in the Debtor as of the Record Date shall have certain subscription rights to invest new capital in the Reorganized Debtor as set forth in Article VI, Section 1, subsection c herein the "Rights Offering."

         Class 5 is impaired and is entitled to vote to accept or reject the Plan.

                                   ARTICLE III
                         ACCEPTANCE OR REJECTION OF PLAN

A.       VOTING OF CLAIMS.

         Each holder of an Allowed Claim in an impaired Class of Claims shall be entitled to vote to accept or reject this Plan as provided for in the order entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan (a copy of which was distributed together with the Disclosure Statement). For purposes of calculating the number of Allowed Claims in a Class of Claims that have voted to accept or reject this Plan under section 1126(c) of the Bankruptcy Code, all Allowed Claims in such Class held by one entity or any affiliate thereof (as defined in the Securities Act of 1933 and the rules and regulations promulgated thereunder) shall be aggregated and treated as one Allowed Claim in such Class.

B.       ACCEPTANCE BY A CLASS OF CREDITORS.

         Consistent with section 1126(c) of the Bankruptcy Code and except as provided for in section 1126(e) of the Bankruptcy Code, a Class of creditors shall have accepted this Plan if it is accepted by at least two-thirds in dollar amount and more than one-half in number of the holders of Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan. Confirmation of the Plan requires acceptance by each class entitled to vote unless "cram down" is utilized.

C.       CRAM DOWN.

         A Class may vote to reject the Plan. The Debtor shall utilize the provisions of section 1129(b) of the Bankruptcy Code to satisfy the requirements for confirmation of this Plan over the rejection, if any, of any other Class ettitled to vote to accept or reject this Plan.

                                   ARTICLE IV
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         The Debtor is a party to certain Licenses and executory contracts and/or unexpired leases. Pursuant to Section 365 of the Bankruptcy Code, a Chapter 11 trustee may either (i) assume the contract, (ii) reject the contract, or (iii) assume and assign the contract. As provided for in, and pursuant to the provisions of, the Bankruptcy Code, the other party to such executory contracts and/or unexpired leases may hold a claim based on the treatment the Debtor proposes for each contract and/or lease.

         The Reorganized Debtor assumes all Licenses and they shall remain in full force and effect.

         The Trustee shall reject all executory contracts and unexpired leases and such rejection shall be effective as of the date the Court's order confirming the plan is filed.

          The Debtor is party to certain other contracts listed below which may or may not be executory contracts but which are, in any event, rejected:

          1. Severance Agreement with certain employees, including Scott G. Anderson and Chester E. Sievert.

          2. Management Change of Control Incentive Plan with certain employees, including Scott G. Anderson, Chester E. Sievert, Jr., Ruth M. Bryan, Ronald R. Zimmermann, Scott Wilson and Robert A. Palme.

          3. Convertible Note and Warrant Purchase Agreement, dated July 26, 2002 between the Debtor and certain individuals including the Larry L. Estebo IRA, Larry Estebo, Larry Kraning, Garry Joseph, Eugene College, Daniel Beulke, Russ Davis Wholesale, Inc., William H. Baxter Trust, John H. Burton, and Donald
R. Gilbert.

                                    ARTICLE V
                                     CLAIMS

A.        ESTIMATION.

          The Trustee (in  consultation  with the Committee)  may, within thirty
(30) days following the date of the Confirmation Order, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to such Claim. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.

B.        ALLOWANCE OF DISPUTED CLAIMS.

          If, on or after the Initial Distribution Date, any Disputed Claim becomes an Allowed Claim, the Debtor shall, on the fifteenth (15th) Business Day of the first month following the month in which the Disputed Claim becomes an Allowed Claim, distribute to the holder the amount of Cash that such holder would have been entitled to receive under this Plan if such Claim had been an Allowed Claim on the Initial Distribution Date.

          Subject to the limitations provided in Section 553 of the Bankruptcy Code, the Debtor may, but shall not be required to, setoff against any claim and the payments or other distributions to be made pursuant to the Plan in respect of such claim, claims of any nature whatsoever the Debtor may have against the holder of such claim. Neither the failure to setoff, nor the allowance of any claim hereunder shall constitute a waiver or release by the Debtor of any such claim that the Debtor may have against such holder.

                                   ARTICLE VI
                           MEANS FOR EXECUTION OF PLAN

A.       MEANS FOR EXECUTION

         1.       PLAN FUNDING.

         The Plan shall be funded by investments from SA as described below. Additional cash and noncash investments may be provided by Noteholders, current shareholders of the Debtor and the management team of the Reorganized Debtor also as provided below.

                  (a)      SA's Investments
                           ----------------

                  SA shall make an initial investment of new capital into or a loan to the Reorganized Debtor in the amount of $50,000 to fund operations up to the Effective Date. In exchange for this capital investment or in payment for the loan, SA shall receive 5,000,000 shares of Common Stock in the Reorganized Debtor. Accordingly, SA's shares shall be deemed purchased at $0.01 per share.

                  SA is owned by James Hitchin (51%), Tom Charbonneau (48%), and Spectra Acquisition, Inc. (1%). Its Board of Governors consists of Mr. Hitchin, Chester Sievert, Jr. (former CEO of the Reorganized Debtor), and Mark McWilliams. SA will own up to 25,000,000 share of the common stock of the Reorganized Debtor (or approximately 45% on a fully diluted basis) assuming that the Rights Offering is 100% subscribed.

                  (b)      Noteholders
                           -----------

                  The Plan converts Class 2 Members (holders of Convertible Promissory Notes) to equity in the Reorganized Debtor pursuant to the terms of the Plan.

                  (c)      Current Shareholders
                           --------------------

                  The persons holding shares of common stock in the Debtor as of Record Date ("Current Shareholders") shall retain their interests and shall be granted subscription rights to invest new capital in the Reorganized Debtor.

                  The Current Shareholders of the Debtor as a group shall be offered the opportunity to exchange their shares in the Debtor for new additional shares in the Reorganized Debtor on the following terms. Each shareholder who surrenders one share of Common Stock and pays $.24 will receive three shares of Common Stock in the Reorganized Debtor. The Common Stock to be issued is identical in every respect to the outstanding Common Stock, except for par value per share. The foregoing right of exchange is referred to as the "Subscription Right."

                  If all of the rights are exercised pursuant to this offering, new capital estimated at $1,700,000 will be provided to the Reorganized Debtor not including SA investment.

                  The subscription rights granted the Current Shareholders are more fully described in Exhibit C to the Disclosure Statement.

                  (d)      Management
                           ----------

                  As an incentive to join the Reorganized Debtor, certain members of the management of the Reorganized Debtor shall be offered the opportunity to purchase Common Stock in the Reorganized Debtor at the price of $0.10 per share.

                  SA will receive two additional shares of Common Stock for each three shares issued pursuant to exercise of Subscription Rights (up to a maximum 20 million additional shares, and with a minimum of 7 million shares if no rights are exercised. Thus SA could own 25,000,000 shares of Common Stock at the conclusion of the Rights Offering (5 million at the outset, resulting from conversion of its $50,000 loan to the Debtor, plus 20 million shares issued in connection with the Rights Offering).

                  Common Stock issued to management and to SA (other than shares issued to SA in conversion of its $50,000 loan) will be "privately placed" and will be restricted as to transfer for one year after issuance.

         2.       CONTINUED EXISTENCE.

         After the Effective Date, the Debtor shall continue to exist in accordance with the applicable law in the jurisdiction in which it is incorporated and pursuant to its articles and bylaws and/or other similar organization documents in effect prior to the Effective Date, except to the extent such articles, bylaw or similar organization documents are amended, modified or restated pursuant to the Plan. The articles and bylaws, or other similar organizational documents shall be and hereby are amended and/or restated as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. After the Effective Date, the Debtor may, but shall not be required to, amend and/or restate its articles and bylaws as permitted by applicable law. On the Effective Date, all actions contemplated by the Plan shall be authorized and approved in all respects and all matters provided for in the Plan involving the corporate structure of the Debtor shall be deemed to have occurred and shall be in effect, without any requirement of further action by the equity holders, directors or officers of the Debtor. As of the date of the order confirming the Plan, the officers and directors of the Debtor are authorized to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan.

         3.       MANAGEMENT AND COMPENSATION OF MANAGEMENT.

         On and after the date of the Order confirming the Plan, the operations of the Reorganized Debtor shall be managed by the board of directors and the officers of the Reorganized Debtor.

         (a)      Board of Directors
                  ------------------

         The board of directors of the Reorganized Debtor shall be constituted on the Effective Date. The board of directors of the Reorganized Debtor shall consist of four members all named by SA. SA anticipates naming Messrs. Jim Hitchin, Mark McWilliams, Chet Sievert and Rand P. Mulford as directors. This board shall remain in place for three years after the Effective Date at which time the bylaws then in effect shall determine elections.

         4.       PLAN DISTRIBUTIONS.

         The distributions under the Plan shall be made by the Trustee and all cash on hand at confirmation and the $50,000, if invested by SA instead of loaned shall remain subject to order of this court.

         The payments and distributions under the Plan shall be made on the date(s) provided for in the Plan (or on such earlier date as the Trustee, at its election, may choose), unless otherwise ordered by the Bankruptcy Court. The Trustee reserves and retains the right to prepay any obligation under the Plan without penalty. Any payment and/or distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such payment and/or distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a business day shall be made on the next succeeding business day, or as soon thereafter as practicable.

         In the event of any disputed claims, the Trustee shall not be required to make payment on and shall not make distribution to such disputed claims until the dispute has been resolved and/or the disputed claim becomes an allowed claim, by agreement of the parties or by final order of the Bankruptcy Court. As soon as practicable after the disputed claim is resolved by the Trustee or the parties, or allowed by agreement or final order, and subject to the terms of the Plan, the

Trustee shall pay and distribute to the holder of such allowed claim the amount provided in the Plan in the manner provided in the Plan. If a disputed claim is contained within a class that is to receive a pro rata distribution, the Trustee will determine each claimant's pro rata share by treating the asserted amount of the disputed claim as an allowed claim for purposes of calculating the total of all allowed claims in the class and shall make payment and distribution on such calculation (except, as provided above, the Trustee shall not make payment on and/or distribution regarding any disputed claim). When all disputed claims in the class have been allowed or disallowed by a final order, the Trustee may make any additional payment and/or distribution to the class required because of the disallowance of all or part of any contested claim or claims. The Trustee may, at its option, choose to make interim distributions as contested claims are resolved.

         Any property to be distributed under the Plan that remains unclaimed or otherwise not deliverable to the creditors entitled thereto as of the later of
(a) one year after the date of the order confirming the Plan; or (b) one hundred twenty (120) days after the distribution shall become vested in and shall be transferred and delivered to the Reorganized Debtor subject to any claim of Trustee for any unpaid Administrative Expense. In such event, such creditor's claim shall no longer be deemed to be allowed and such creditor shall be deemed to have waived its rights to such payments or distributions under the Plan and shall have no further claim in respect of such distribution and shall not participate in any further distributions under the Plan with respect to such claim. Unclaimed property shall include non-negotiated checks issued to creditors that are not negotiated within 90 days of the date such check was issued.

         The Trustee shall withhold from any property distributed under the Plan, any amounts which must be withheld for federal, state or local taxes payable with respect thereto or payable by the person entitled to such distribution to the extent required by applicable law. The issuance, transfer or exchange of any of the securities issued under, or the transfer of any other property pursuant to this Plan, or the making or delivery of an instrument of transfer under this Plan, shall not be taxed under any law imposing a stamp tax, transfer tax or other similar tax pursuant to 11 U.S.C. ss.1446(c).

         Except as expressly stated in the Plan or otherwise allowed by a final order of the Bankruptcy Court, no interest, penalty or late charge arising after the date the bankruptcy case was filed shall be allowed on any claim regardless of whether any objection to the claim is filed and sustained. Similarly, no attorneys' fees shall be paid with respect to any claim except as specified in the Plan or as allowed by a final order of the Bankruptcy Court. Accordingly, payments and distributions under the Plan shall not take into account any such interest, penalty, late charge or attorneys' fees.

         Unless otherwise provided in the Plan, distributions to be made under the Plan to holders of allowed claims shall be made by first class United States mail, postage prepaid to (a) the latest mailing address set forth in the schedules; or (b) to such other address provided by the holder of any allowed proof of claim specifically identified as being the appropriate address for distributions under the Plan as opposed to the address set forth in the schedules.

         Subject to the limitations provided in Section 553 of the Bankruptcy Code, the Trustee may, but shall not be required to, setoff against any claim and the payments or other distributions to be made pursuant to the Plan in respect of such claim, claims of any nature whatsoever the Debtor may have against the holder of such claim, but neither the failure to do so, nor the allowance of any claim hereunder shall constitute a waiver or release by the Trustee and/or Debtor of any such claim that the Debtor may have against such holder.

         5.       IMPLEMENTATION OF PLAN.

         The Plan will be implemented upon confirmation of the Plan.

         The  Trustee  may  modify  the Plan in the  manner  provided  for under
Section 1127 (a) or (b) of the Bankruptcy Code. The Trustee shall give notice of any proposed modification to the United States Trustee and to any other parties designated by the Bankruptcy Court. The Trustee and the Committee reserve the right to make such modifications at any hearing on confirmation as are necessary to permit the Plan to be confirmed under Section 1129 of the Bankruptcy Code.

                                   ARTICLE VII
                 RESERVATION OF RIGHTS, POWERS AND JURISDICTION

         After confirmation of the Plan, Reorganized Debtor and Trustee shall have the following rights and powers and the Bankruptcy Court shall have the following jurisdiction.

A.       EFFECT OF CONFIRMATION

         1.       RELEASE OF ASSETS.

         Until the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to the Debtor, its assets and properties. Thereafter, jurisdiction of the Bankruptcy Court shall be limited to the subject matters set forth in the Plan, and the Debtor shall perform and wind up its affairs as provided in this Plan.

         2.       BINDING EFFECT.

         Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, and subject to the Effective Date, the provisions of this Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtor and its respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under this Plan and whether or not such holder has accepted this Plan.

         3.       TERM OF INJUNCTIONS OR STAYS.

         Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Final Distribution Date.

         4.       RIGHTS OF ACTION.

         On and after the Effective Date, the Trustee will retain and have the exclusive right to enforce any and all present or future rights, claims or causes of action against any person and rights of the Debtor that arose before or after the Commencement Date, including, but not limited to, rights, claims, causes of action, avoiding powers, suites and proceedings arising under sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code. The Trustee may pursue, abandon, settle or release any or all such rights of action, as he deems appropriate, subject to approval or any other or further relief from the Bankruptcy Court. The Trustee may, in his discretion (with the consent of the Committee not to be unreasonably withheld), offset any such claim held against a person against any payment due such person under this Plan; provided, however, that any claims of the Debtor arising before the Commencement Date shall first be offset against Claims against the Debtor arising before the Commencement Date.

         5.       INJUNCTION.

         On and after the Confirmation Date, subject to the Effective Date, all persons are permanently enjoined from commencing or continuing in any manner any action or proceeding (whether directly, indirectly, derivatively or otherwise) on account of or respecting any claim, debt, right or cause of action of the Debtor for which the Debtor and the Committee retain sole and exclusive authority to pursue in accordance with the Plan.

B.       RETENTION OF JURISDICTION.

         1.       JURISDICTION OF BANKRUPTCY COURT.

         The Bankruptcy Court shall retain exclusive jurisdiction with respect to, and the Debtor and/or the Committee shall have standing regarding all matters arising under, arising out of, or related to, the Chapter 11 Case and this Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

         (a) To hear and determine any motions for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases, and the allowance of any Claims resulting therefrom;

         (b) To determine any and all pending adversary proceedings, applications, and contested matters;

         (c)       To hear and determine any objection to any Claims;

         (d) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

         (e) To issue such orders in aid of execution of this Plan to the extent authorized by section 1142 of the Bankruptcy Code;

         (f) To consider any modifications of this Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         (g) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

         (h) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan;

         (i) To recover all assets of the Debtor and property of the Estate, wherever located;

         (j) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns for any and all taxable periods ending after the Commencement Date through, and including, the Final Distribution Date);

         (k) To hear any other matter consistent with the provisions of the Bankruptcy Code; and

         (1)      To enter a final decree closing the Chapter 11 Case.

C.       COMMITTEE OF UNSECURED CREDITORS.

         The Committee shall be disbanded on the date immediately following thirty (30) days after the Effective Date, unless the existence of the Committee is extended by Bankruptcy Court order upon application filed within the sixty, day period.

                                  ARTICLE VIII
                                TAX CONSEQUENCES

         Creditors should consult with their own attorneys regarding the tax consequences of the treatment of their claims, and any and all payments received pursuant to this Plan.

                                   ARTICLE IX
                                  MISCELLANEOUS

A.       EXCULPATION.

         Neither the Committee or the Trustee, nor any of their respective members, attorneys, or agents, who were members, attorneys, or agents, as the case may be, during the Chapter 11 Case shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the Chapter 11 Case, the pursuit of confirmation of this Plan, transactions or relationship with the Debtor (either prior to or after the Commencement Date), the consummation of this Plan or the administration of this Plan or the property to be distributed under this Plan except for willful misconduct or gross negligence, and, in all respects, the Trustee and the Committee and each of their respective members, attorneys, employees, and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities during the Chapter 11 Case and under this Plan. The exculpation of the members of the Committee shall relate solely to each Committee member's role as a member of the Committee and not to such Committee member's individual dealings with the Debtor.

B.       POST CONFIRMATION FEES AND EXPENSES OF PROFESSIONALS.

         After the Confirmation Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the professional persons employed by the Debtor in connection with the implementation and consummation of this Plan, the claims reconciliation process and any other matters as to which such professionals may be engaged.


                                        SPECTRASCIENCE, INC.

                                        CHAPTER 11 TRUSTEE:


    Dated:  May 12, 2004                By:  /e/ Timothy D. Moratzka
                                           -------------------------------------
                                           Timothy D. Moratzka, Trustee (#75036)
                                           1400 AT&T Tower
                                           901 Marquette Avenue
                                           Minneapolis, MN 55402
                                           (612) 305-1400


                                        COMMITTEE OF SECURED CREDITOR


    Dated:  May 12, 2004                By:
                                           -------------------------------------
                                           Its Attorney:
                                           William I. Kampf (#533387)
                                           Henson & Efron, P.A.
                                           220 South Sixth Street
                                           Suite 1800
                                           Minneapolis, Minnesota 55402
                                           (612) 339-2500




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